Exhibit 10.3

Sabine Pass Liquefaction, LLC

January 12, 2017

Attention: Mr. Ignacio Martín

Head of Gas & LNG International Supply

Gas Natural Fenosa LNG GOM, Limited

24-28 Tara Street

Dublin 2, Ireland

Re:	LNG Sale and Purchase Agreement dated November 21, 2011 between Sabine Pass Liquefaction, LLC and Gas Natural Fenosa LNG GOM, Limited (assignee of Gas Natural Aprovisionamientos SDG S.A.), as amended by that certain Amendment No.1 of LNG Sale and Purchase Amendment dated April 03, 2013 (the “SPA”)

Letter agreement amending SPA Sections 4.5.1, 4.5.2 and 4.5.3 (“Amendment”)

Dear Sir or Madam:

Reference is made to the SPA. Capitalized terms not otherwise defined herein have the meaning set forth in the SPA.

The Parties agree to amend Sections 4.5.1, 4.5.2 and 4.5.3 of the SPA as follows:

a.	The provision at the end of Section 4.5.1 is amended by deleting the words “three million seven hundred fifty thousand (3,750,000) MMBtus” and replacing them with “three million nine hundred fifty thousand (3,950,000) MMBtus”.

b.	The provision at the end of Section 4.5.2(b) is amended by deleting the words “three million seven hundred fifty thousand (3,750,000) MMBtus” and replacing them with “three million nine hundred fifty thousand (3,950,000) MMBtus”.

c.	The provision at the end of Section 4.5.3 is amended by deleting the words “three million seven hundred fifty thousand (3,750,000) MMBtus” and replacing them with “three million nine hundred fifty thousand (3,950,000) MMBtus”.

d.	All provisions of the SPA not specifically amended hereby shall remain in full force and effect.

Except as set forth in this Amendment, no waivers or consents are being given in this Amendment and the SPA continues unimpaired and in full force and effect in accordance with the provisions thereof. This Amendment shall be governed by and construed in accordance with the laws of the State of New York (United States of America) without regard to principles of conflict of laws that would specify the use of other laws. Any dispute, controversy or claim arising out of or relating to this Amendment, or the breach, termination or invalidity thereof, shall be resolved in accordance with the dispute resolution procedures set forth in Article 21 of the SPA. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

700 Milam Street, Suite 1900, Houston, Texas 77002

+1 713-375-5000

Please acknowledge your acceptance of and agreement with this Amendment by returning a fully executed original of this letter to Seller at the following address:

Sabine Pass Liquefaction, LLC

700 Milam Street

Suite 1900

Houston, TX 77002

Attention: Commercial Operations

If you have any questions, please contact Customer.Coordination@cheniere.com.

Sincerely,

SABINE PASS LIQUEFACTION, LLC

By:	/s/ Tim Wyatt

Name:	Tim Wyatt

Title:	Vice President, Commercial Operations

Accepted and Agreed:

Gas Natural Fenosa LNG GOM, Limited

By:	/s/ Ignacio Martin

Name:	Ignacio Martin

Title:	Head of Gas & LNG Infrastructure Supply

700 Milam Street, Suite 1900, Houston, Texas 77002

+1 713-375-5000